NON-STATUTORY STOCK OPTION AGREEMENT

         THIS AGREEMENT is entered into and effective as of March 4, 1997, by and between LifeRate Systems, Inc., a Minnesota corporation. (the "Company") and APF, LLC, an Oregon limited liability company (the "Holder").

         A. The Company, the Holder and Anthony Furnary, M.D. have entered into an agreement, dated the date hereof, pursuant to which, among other things such parties have agreed to certain modifications to the "CORIS" Computer Software Purchase Agreement, dated July 2, 1995, among such parties (the "Purchase Agreement").

         B. The Company has agreed to grant the option set forth herein in replacement of the option granted to the Holder pursuant to Section 6.2 of the Purchase Agreement.

         Accordingly, the parties hereby agree as follows:

         1. Grant of Option. The Company hereby grants to the Holder the right, privilege, and option (the "Option") to purchase from the Company Twenty-Six Thousand (26,000) fully paid and nonassessable shares of the Company's Common Stock, no par value (such class of stock being hereinafter referred to as the "Common Stock" and such shares of Common Stock as may be acquired upon exercise hereof being hereinafter referred to as the "Option Shares") at an exercise price equal to $2.625 per share, subject to adjustment as provided in Section 4 ("Option Exercise Price"). The Option is not intended to be an "incentive stock option," as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). This Option shall remain exercisable through the latest date of exercisability with respect to the number of Option Shares set forth below:

                     Latest Date of
                     Exercisability              Number of Option Shares
                     --------------              -----------------------

                     March 31, 2005                       8,667
                     March 31, 2006                       8,667
                     March 31, 2007                       8,666

         This Option shall expire and become void with respect to the numbers of Option Shares designated above opposite and as of the respective, designated Latest Dates of Exercisability. In any event, this Option shall become void and expire as to all unexercised and unpurchased Option Shares at 5:00 p.m. (Minneapolis, Minnesota time) on March 31, 2007.

         2. Exercise. The rights represented by this Option may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise delivered to the Company at the principal office of the Company in Minneapolis, Minnesota (Attention: Chief Executive Officer), and upon payment to it, by cash, certified check or bank draft, of the Option Exercise Price for such shares. In addition, the Holder may elect to pay the full purchase price, in whole or in part, by delivery of a Broker Exercise Notice. For purposes of this Agreement, a "Broker Exercise Notice" shall mean a written notice from the Holder to the Company at its principal executive office in Minneapolis, Minnesota (Attention: Chief Executive Officer), pursuant to which the Holder irrevocably elects to exercise all or any portion of this Option and irrevocably directs the Company to deliver the Holder's stock certificates to be issued to the Holder upon such Option exercise directly to a broker or dealer. A Broker Exercise Notice must be accompanied by or contain irrevocable instructions to the broker or dealer (i) to promptly sell a sufficient number of shares of such Common Stock or to loan the Holder a sufficient amount of money to pay the aggregate Option Exercise Price and, if not otherwise satisfied by the Holder, to fund any related employment and withholding tax obligations due upon such exercise, and (ii) to promptly remit such sums to the Company upon the broker's or dealer's receipt of the stock certificates. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificates for the Option Shares, except in accordance with the provisions and subject to the limitations of Section 6 below.

         3. Covenants of the Company. The Company covenants and agrees that all Option Shares that may be issued upon the exercise of this Option will, upon issuance, be duly authorized and issued, fully paid and nonassessable. The Company further covenants and agrees that until expiration of this Option, the Company will at all times have authorized, and reserved for the purpose of issuance or transfer upon exercise of this Option, a sufficient number of shares of Common stock to provide for the exercise of this Option.

         4. Anti-Dilution Provisions; Adjustment of Option Exercise Price. The foregoing provisions are, however, subject to the following:

                  (a) The Option Exercise Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Option Exercise Price, the Holder of this Option shall thereafter be entitled to purchase, at the Option Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Option Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Option Exercise Price resulting from such adjustment.

                  (b) In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Option Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Option Exercise Price in effect immediately prior to such combination shall be proportionately increased.

                  (c) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder of this Option shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Company immediately theretofore receivable upon the exercise of this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the exercise of this Option had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Option to the end that the provisions hereof (including without limitation provisions for adjustments of the Option Exercise Price and of the number of shares receivable upon the exercise of the this Option) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the exercise of this Option. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder of this Option, at the last addresses of such holders appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive.

                  (d) Upon any adjustment of the Option Exercise Price, then and in each case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder of this Option, which shall state the Option Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the exercise of this Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and which notice shall be certified by a nationally recognized firm of independent auditors (which may be the Company's independent auditors).

                  (e) If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

                  (f) No fractional shares of Common Stock shall be issued upon conversion pursuant to this Section 4, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. "Market price" shall mean if the Common Stock is traded on a securities exchange or the Nasdaq National Market, the closing price of the Common Stock on such exchange or the Nasdaq National Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of twenty (20) consecutive business days prior to the date as of which "market price" is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq National Market, or otherwise traded in the over-the-counter market, the "market price" shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or
         (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

         5. No Rights as Shareholder. This Option shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company

         6. Securities Laws Restrictions. The Holder, by acceptance hereof, represents and warrants that (a) it is acquiring this Option for its own account for investment purposes only and not with a view to its resale or distribution and (b) it has no present intention to resell or otherwise dispose of all or any part of this Option. Other than pursuant to registration under federal and state securities laws or an exemption from such registration, the availability of which the Company shall determine in its sole discretion, (y) the Company will not accept the exercise of this Option or issue certificates for Option Shares and (z) neither this Option nor any Option Shares may be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily). The Company may condition such issuance or sale, pledge, assignment or other disposition on the receipt from the party to whom this Option is to be so transferred or to whom Option Shares are to be issued or so transferred of any representations and agreements requested by the Company in order to permit such issuance or transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Each certificate representing the Option (or any part thereof) and any Option Shares shall be stamped with appropriate legends setting forth these restrictions on transferability. The Holder, by acceptance hereof, agrees to give written notice to the Company before exercising or transferring this Option or transferring any Option Shares of the Holder's intention to do so, describing briefly the manner of any proposed exercise or transfer. Within thirty (30) days after receiving such written notice, the Company shall notify the Holder as to whether such exercise or transfer may be effected.

         7. Registration Rights. The Company shall register the issuance of the Option Shares under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (or any comparable successor form) within ninety (90) days of the date hereof.

         8. Nontransferability. This Option may not be transferred or assigned by the Holder, either voluntarily or involuntarily, except by will or otherwise under the laws of descent and distribution; provided, however, that if the rules applicable to the use of a registration statement on Form S-8 (or any comparable successor form) are hereafter amended to permit the transferability of options registered on a Form S-8 (or any comparable successor form), this Option shall become transferable to the extent permitted by the rules then applicable to the use of Form S-8 (or any comparable successor form) and any other applicable federal or state securities laws or regulations. Any transfer of this Option other than in accordance with this Agreement shall be null and void.

         9. Amendment. Neither this Option nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         10. Prior Stock Option Agreement. This Agreement shall supercede and replace in its entirety the Non-Statutory Stock Option Agreement executed by the parties pursuant to Section 6.2 of the ("Purchase Agreement").

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

                                         LIFERATE SYSTEMS, INC.


                                         By____________________________________

                                         Its___________________________________


                                         APF, LLC


                                         By____________________________________

                                         Its___________________________________